Exhibit 99.1

News Release
Media Contact:	Uma Subramaniam Director, Corporate Communications (408) 875-5473 uma.subramaniam@kla-tencor.com

Agency Contact:	Jane Ryan MCA Public Relations (650) 968-8900 x107 jryan@mcapr.com
FOR IMMEDIATE RELEASE
KLA-TENCOR APPOINTS JEFFREY HALL CHIEF FINANCIAL OFFICER
SAN JOSE, Calif., January 9, 2006—KLA-Tencor Corporation (NASDAQ: KLAC) today announced that Jeffrey Hall, vice president of finance, tax and treasury, has been appointed chief financial officer (CFO) effective January 5, 2006. He succeeds John Kispert, who was recently promoted to the role of president and chief operating officer (COO).
With nearly two decades of experience in both corporate finance and operations, this six-year KLA-Tencor veteran brings a solid track record of successful execution to his new post. In his former role as vice president of finance, tax and treasury, Hall worked closely with senior management to achieve record gross, operating and net profit margins. At the same time, he successfully spearheaded major cost-saving efforts and a significant restructuring of financial and operational procedures. Hall has also made substantial contributions to the company as vice president of division finance and corporate planning, as well as vice president of mergers and acquisitions.
“Jeffrey has the proven operational management skills and depth of experience to be an outstanding CFO,” said Rick Wallace, KLA-Tencor’s chief executive officer. “He has served in important leadership positions at KLA-Tencor, and successfully executed on critical company efforts. As John concentrates on his new role as president and COO, Jeffrey will continue to work closely with him and the rest of our executive team, focusing on the overriding goal of further improving our already strong financial and operational performance as a company. ”
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at: http://www.kla-tencor.com
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